EXHIBIT 8.9(c)

AMENDMENT NO. 2 TO THE

INSURANCE ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT NO. 2 TO THE INSURANCE ADMINISTRATIVE SERVICES AGREEMENT (“the Agreement”), dated as of the sixteenth day of May, 2006 (“Amendment No. 2 effective date”) is made by and among Kemper Investors Life Insurance Company, an Illinois domiciled insurer, and IBM Business Transformation Outsourcing Insurance Services Corporation (“IBM IOS”), a South Carolina domiciled corporation.

As of this Amendment No. 2 effective date, the fourth (4th) and fifth (5th) paragraphs of section “3.7 Penalties for Failure to Meet Performance Standards. ” which reads as follows shall be deleted:

“If Liberty meets or exceeds the Performance Standards identified in Exhibit 3.2,1 and Customer achieves DALBAR, Inc. overall ranking scores in the 1st quartile for three consecutive months, Liberty is entitled to receive a bonus equal to 3% of the monthly Service Fees or Minimum Fees, as applicable, for the entire period during which Customer achieved the 1st quartile ranking and for any continuing periods thereafter during which Customer continues to achieve the 1st quartile ranking. Liberty shall include any such bonus awards to which it is entitled as a line item in the monthly invoice to Customer.

If Customer achieves one of DALBAR, Inc.’s top annual awards, Liberty becomes eligible for a lump sum award.

(i)	Crystal Pyramid Award - $50,000

(ii)	Communication Seal - $25,000”

The following paragraph shall be inserted as the fourth (4th) paragraph of section “3.7 Penalties for Failure to Meet Performance Standards.”:

“ If Liberty meets or exceeds the Performance Standards identified in Exhibit 3.2.1 and Customer meets or exceeds DALBAR, Inc. “Preset Award Levels” for all four critical service categories as defined in the monthly evaluation report provided by DALBAR (“Accommodation of Representative,” “Attitude of Representative,” “Call Interrupts.,” and “Expertise of Representative”) for three consecutive months, Liberty is entitled to receive a bonus equal to 3% of the monthly Service Fees or Minimum Fees, as applicable, for the entire period during which Customer achieved the “Preset Award Level” and for any continuing periods thereafter during which Customer continues to achieve the “Preset Award Level”. Liberty shall include any such bonus awards to which it is entitled as a line item in the monthly invoice to Customer.”

All of the terms of the other terms and conditions of the Agreement which are not affected by this amendment remain unchanged. This Amendment No. 2 may be executed by the parties hereto in counterparts.

Accepted by:

KEMPER INVESTORS LIFE INSURANCE COMPANY	IBM BUSINESS TRANSFORMATION OUTSOURCING INSURANCE SERVICES CORPORATION

BY: /s/ Diane C. Davis	BY: /s/ Bruce W. Powell

PRINTED NAME: Diane C. Davis	PRINTED NAME: Bruce W. Powell

TITLE: President & COO	TITLE: Process Delivery Executive

DATE: 6-12-2006	DATE: June 14, 2006